[POPULAR LOGO]                               POPULAR, INC.
                                             P.O. Box 362708
                                             San Juan, Puerto Rico 00936-2708
                                             Tel. (787) 765-9800



August 13, 1998



FOR IMMEDIATE RELEASE


     The Board of Directors of Popular, Inc. declared a cash dividend of $0.14 per common share for the third quarter of 1998. This represents a 27.3% increase over the $0.11 per share paid in previous quarterly cash dividends (after restating for the stock split effective on July 1, 1998). The dividend is payable on October 1, 1998, to shareholders of record on September 11, 1998.

     In connection with the expiration on August 31, 1998, of its existing Rights Agreement, the Board renewed the Stockholder Protection Rights Agreement and declared a dividend of one Right on each outstanding share of Popular, Inc. Common Stock. The dividend will be paid on August 28, 1998, to stockholders of record on August 28, 1998.

     Under the amended Agreement, the Rights will become exercisable if Popular, Inc. announces that any person has acquired 10% or more of its common stock.

     A letter describing the Rights Agreement and a Summary of certain terms of the Rights Agreement will be mailed to stockholders.

     Popular, Inc. is a publicly held company whose shares are traded on NASDAQ under the symbol BPOP.

                                    *   *   *

For more information, please contact
Mr. Jorge A. Junquera, Senior Executive Vice President, at (787) 754-1685